DEFINED BENEFIT DEFERRED COMPENSATION PLAN
                  FOR NON-INTERESTED DIRECTORS AND TRUSTEES

      The registered, open-end management investment companies referred to on Schedule A as the Schedule may hereafter be revised by the addition and deletion of investment companies (the "Funds") have adopted this Defined Benefit Deferred Compensation Plan ("Plan") for the benefit of those directors and trustees of the Funds who are not interested directors or trustees thereof as defined in
Section 2(a)(19) of the Investment Company Act of 1940, as amended ("Independent Directors").

      The Plan has been adopted as an alternative to providing an increase in the present compensation payable to each Fund's Independent Directors for serving in such capacity. The increase in present compensation was considered by all directors of each Fund and was determined to be reasonable in relation to the services which are currently being performed by the Independent Directors and the responsibilities and obligations which are imposed upon the directors in the performance of such services.

      1.    Eligibility

      Each Independent Director who has served as such ("Eligible Service") on the boards of any of the Funds and their predecessor and successor entities, if any, or as an Independent Director of the now-defunct investment management company known as FG Series for an aggregate of at least five years at the time of his Service Termination Date (as defined in paragraph 2) will be entitled to receive benefits under the Plan. An Independent Director's period of Eligible Service commences on the date of election to the board of directors or trustees of any one or more of the Funds ("Board"). Hereafter, references in this Plan to Independent Directors shall be deemed to include only those Directors who have met the Eligible Service requirement for Plan participation.

      2.    Service Termination and Service Termination Date

      Service Termination includes termination of service (other than by disability or death) of an Independent Director which results from the Director's having reached his Service Termination Date, which is the date not later than the last day of the calendar quarter in which such Director's seventy-second birthday occurs.

      3.    Defined Benefit

      Commencing as of his Service Termination Date, each Independent Director will receive, for the remainder of his life, a benefit (the "Benefit"), payable quarterly, at an annual rate equal to 25 percent of the annual basic retainer payable by each Fund to the Independent Director on his Service Termination Date (excluding any fees relating to attending meetings or chairing committees). If an Independent Director should die after his Service Termination Date and before forty quarterly payments are


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made, payments will continue to be made to the Independent Director's designated beneficiary until the aggregate of forty quarterly payments has been made to the Independent Director and the Director's beneficiary.

      If an Independent Director's service as a Director is terminated because of his death prior to the occurrence of his Service Termination Date, the designated beneficiary of the Independent Director shall receive the Benefit for a period of ten years, with quarterly payments to be made to the designated beneficiary.

      If an Independent Director's service as a Director is terminated because of his disability prior to the occurrence of his Service Termination Date, the Independent Director will receive the Benefit for the remainder of his life, with quarterly payments to be made to the disabled Independent Director. If the disabled Independent Director should die before forty quarterly payments are made, payments will continue to be made to the Independent Director's designated beneficiary until the aggregate of forty quarterly payments has been made to the disabled Independent Director and the Director's beneficiary.

      If the Independent Director and his designated beneficiary should die before a total of forty quarterly payments are made, the remaining value of the Independent Director's benefit shall be determined as of the date of the death of the Independent Director's designated beneficiary and shall be paid to the estate of the designated beneficiary in one lump sum or in periodic payments, with the determinations with respect to the value of the benefit and the method and frequency of payment to be made by the Committee (as defined in paragraph 8.a.) in its sole discretion.

      4.    Designated Beneficiary

      The beneficiary referred to in paragraph 3 may be designated or changed by the Independent Director without the consent of any prior beneficiary on a form provided by the Committee (as defined in paragraph 8.a.) and delivered to the Committee before the Independent Director's death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Independent Director, the value or remaining value of the Independent Director's benefit shall be determined as of the date of the death of the Independent Director and shall be paid as promptly a possible in one lump sum to the estate of the designated beneficiary.




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      5.    Disability

      An Independent Director shall be deemed to have become disabled for the purposes of paragraph 3 if the Committee shall find on the basis of medical evidence satisfactory to it that the Independent Director is disabled, mentally or physically, as a result of an accident or illness, so as to be prevented from performing each of the duties which are incumbent upon an Independent Director in fulfilling his responsibilities as such.

      6.    Time of Payment

      The Benefit for each year will be paid in quarterly installments that are as nearly equal as possible.

      7.    Payment of Benefit; Allocation of Costs

      Each Fund is responsible for the payment of the amount of the Benefit applicable to the Fund, as well as its proportionate share of all expenses of administration of the Plan, including without limitation all accounting and legal fees and expenses and fees and expenses of any Actuary. The obligations of each Fund to pay such Benefits and expenses will not be secured or funded in any manner, and such obligations will not have any preference over the lawful claims of each Fund's creditors and shareholders. To the extent that the Benefit is paid by more than one Fund, such costs and expenses will be allocated among such Funds in a manner that is determined by the Committee to be fair and equitable under the circumstances. To the extent that one or more of such Funds consist of one or more separate portfolios, such costs and expenses allocated to any such Fund will thereafter be allocated among such portfolios by the Board of the Fund in a manner that is determined by such Board to be fair and equitable under the circumstances.

      8.    Administration

            a. The Committee. Any questions involving entitlement to payments under or the administration of the Plan will be referred to a committee (the "Committee") of three Independent Directors designated by all of the Independent Directors of the Funds. Except as otherwise provided herein, the Committee will make all interpretations and determinations necessary or desirable for the Plan's administration, and such interpretations and determinations will be final and conclusive. Committee members will be elected annually by the Independent Directors.

            b. Powers of the Committee. The Committee will represent and act on behalf of the Funds in respect of the Plan and, subject to the other provisions of the Plan, the Committee may adopt, amend or repeal bylaws or other regulations relating to the administration of the Plan, the conduct of the Committee's affairs, its rights or powers, or the rights or powers of its members. The Committee will report to the Independent Directors and to the Boards of the Funds from time to time on its activities in respect


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of  the  Plan.   The  Committee  or  persons   designated  by  it  will  cause
such  records  to  be  kept  as  may  be  necessary  for  the   administration
of the Plan.

      9.    Miscellaneous Provisions

            a. Rights Not Assignable. Other than as is specifically provided in paragraph 3, the right to receive any payment under the Plan is not transferable or assignable, and nothing in the Plan shall create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any heirs or the estate of any Independent Director.

            b. Amendment, etc. The Committee, with the concurrence of the Board of any Fund, may as to the specific Fund at any time amend or terminate the Plan or waive any provision of the Plan; provided, however, that subject to the limitations imposed by paragraph 7, no amendment, termination or waiver will impair the rights of an Independent Director to receive the payments which would have been made to such Independent Director had there been no such amendment, termination, or waiver.

            c.    No  Right  to   Reelection.   Nothing   in  the  Plan   will
create   any   obligation   on  the   part  of  the   Board  of  any  Fund  to
nominate any Independent Director for reelection.

            d.  Consulting.  Subsequent  to his  Service  Termination  Date,  an
Independent Director may render such services for any Fund, for such compensation, as may be agreed upon from time to time by such Independent Director and the Board of the Fund which desires to procure such services.

            e. Effectiveness. The Plan will be effective for all Independent Directors who have Service Termination Dates occurring on and after October 20, 1993. Periods of Eligible Service shall include periods commencing prior and subsequent to such date. Upon its adoption by the Board of a Fund, the Plan will become effective as to that Fund on the date when the Committee determines that any regulatory approval or advice that may be necessary or appropriate in connection with the Plan have been obtained.

Adopted October 20, 1993.